Exhibit 8.2

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main Fax	310.282.2000 310.282.2200

March 15, 2024

K Enter Holdings Inc.
16192 Coaster Highway

Lewes, Delaware 19958
Attention: Ted Kim, Director

Re:	Registration Statement of K Wave Media Ltd.

Ladies and Gentlemen:

We have acted as United States counsel to K Enter Holdings, Inc., a Delaware corporation (“K Enter”), in connection with the proposed Business Combination (as defined below) contemplated by a merger agreement, dated as of June 15, 2023, as amended on March 11, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among The Global Star Acquisition Inc., a Delaware corporation (“Global Star”), K Wave Media Ltd, a Cayman Islands exempted company and wholly owned subsidiary of Global Star (“PubCo”), GLST Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of PubCo, and K Enter. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of Global Star, Global Star will reincorporate to Cayman Islands by merging with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) one (1) business day following the Reincorporation Merger, Merger Sub will be merged with and into K Enter, resulting in K Enter being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.

The Business Combination and certain other related transactions are described in the Registration Statement of K Wave Media Ltd. on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on March [●], 2024 (Registration Number 333-______) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

K Enter Holdings Inc. March 15, 2024 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Business Combination — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of K Enter Common Stock.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to K Enter under the caption “Material U.S. Federal Income Tax Considerations of the Business Combination — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of K Enter Common Stock” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

Loeb & Loeb LLP